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Exhibit 99.4

CONSENT
of
Sonenshine Pastor Advisors LLC

        We hereby consent to (i) the inclusion of our opinion letter, dated October 14, 2003, to the Board of Directors of Manufacturers' Services Limited as Annex D to the Proxy Statement/Prospectus forming part of this Pre-Effective Amendment No. 1 to the Registration Statement on Form F-4 (File No. 333-110362), and (ii) references made to our firm and such opinion in such Proxy Statement/Prospectus under the captions entitled "SUMMARY — Opinions of MSL's Financial Advisors", "THE MERGER — Background of the Merger", "THE MERGER — MSL's Reasons for the Merger" and "THE MERGER — Opinion of MSL's Financial Advisors — Sonenshine Pastor". In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "expert" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

SONENSHINE PASTOR ADVISORS LLC
	By:	/s/ MARSHALL SONENSHINE

	Name:	Marshall Sonenshine
	Title:	Managing Director
December 24, 2003

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CONSENT of Sonenshine Pastor Advisors LLC